Exhibit 99.2

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements of Center Financial Corporation are included herein:

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

AS OF JUNE 30 AND DECEMBER 31

	2011	2010
	(Dollars in thousands)
ASSETS
Cash and due from banks	$33,738	$28,181
Federal funds sold	650	136,180
Money market funds and interest-bearing deposits in other banks	298,040	94,559

Cash and cash equivalents	332,428	258,920
Securities available for sale, at fair value	305,058	289,551
Non-covered loans held for sale, at the lower of cost or fair value	58,776	60,234
Federal Home Loan Bank and FRB stock, at cost	13,810	15,019
Non-covered loans, net of allowance for loan losses of $49,590 and $52,047 as of June 30, 2011 and December 31, 2010, respectively	1,345,740	1,415,646
Covered loans, net of allowance for loan losses of $1,010 as of June 30, 2011 and December 31, 2010	101,597	116,283
Premises and equipment, net	12,659	13,532
Core deposit intangibles, net	434	464
Customers’ liability on acceptances	2,748	2,287
Non-covered other real estate owned, net	133	937
Covered other real estate owned, net	1,132	1,459
Accrued interest receivable	5,096	5,509
Deferred income taxes, net	13,898	14,383
Investments in affordable housing partnerships	10,110	10,824
Cash surrender value of life insurance	17,991	12,791
Income tax receivable	13,216	14,277
Prepaid regulatory assessment fees	5,949	7,864
FDIC loss share receivable	21,964	23,991
Other assets	5,588	6,308

Total	$2,268,327	$2,270,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$457,182	$396,973
Interest-bearing	1,334,799	1,374,021

Total deposits	1,791,981	1,770,994
Acceptances outstanding	2,748	2,287
Accrued interest payable	4,660	5,113
Other borrowed funds	157,299	188,670
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	8,043	10,646

Total liabilities	1,983,288	1,996,267
Commitments and Contingencies	0	0
Shareholders’ Equity
Preferred stock, no par value, 10,000,000 shares authorized; issued and outstanding, 55,000 shares as of June 30, 2011 and December 31, 2010
Series A, cumulative, issued and outstanding, 55,000 shares as of June 30, 2011 and December 31, 2010	53,538	53,409
Common stock, no par value; 100,000,000 shares authorized; issued and outstanding, 39,913,660 and 39,914,686 shares (including 52,349 and 76,809 shares of unvested restricted stock) as of June 30, 2011 and December 31, 2010, respectively	188,031	187,754
Retained earnings	40,277	32,000
Accumulated other comprehensive income, net of tax	3,193	849

Total shareholders’ equity	285,039	274,012

Total	$2,268,327	$2,270,279

See accompanying notes to interim consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Interest and Dividend Income:
Interest and fees on loans	$20,755	$21,359	$41,916	$41,957
Interest on federal funds sold	1	102	43	162
Interest on taxable investment securities	2,097	2,834	3,868	5,771
Dividends on equity stock	12	21	23	21
Money market funds and interest-earning deposits	211	33	305	70

Total interest and dividend income	23,076	24,349	46,155	47,981
Interest Expense:
Interest on deposits	4,294	5,060	8,928	10,521
Interest on borrowed funds	1,648	1,671	3,190	3,274
Interest expense on trust preferred securities	142	143	284	283

Total interest expense	6,084	6,874	12,402	14,078

Net interest income before provision for loan losses	16,992	17,475	33,753	33,903
Provision for loan losses	5,000	5,000	11,000	12,000

Net interest income after provision for loan losses	11,992	12,475	22,753	21,903
Noninterest Income:
Customer service fees	1,782	2,086	3,582	4,117
Fee income from trade finance transactions	685	720	1,301	1,378
Wire transfer fees	344	331	657	612
Gain on business acquisition	0	5,900	0	5,900
Net gain on sale of loans	1,800	1,203	5,552	1,203
Net gain on sale of securities available for sale	0	0	0	2,209
Loan service fees	708	427	1,370	587
Increase in FDIC loss share receivable	114	0	163	0
Other income	532	391	948	741

Total noninterest income	5,965	11,058	13,573	16,747
Noninterest Expense:
Salaries and employee benefits	5,327	4,647	10,440	8,987
Occupancy	1,389	1,437	2,734	2,632
Furniture, fixtures, and equipment	519	640	1,122	1,147
Data processing	654	654	1,323	1,118
Legal fees	305	279	702	585
Accounting and other professional service fees	340	546	912	861
Business promotion and advertising	382	415	736	672
Supplies and communications	337	396	685	660
Security service	309	285	602	520
Regulatory assessment	998	1,037	2,051	2,023
Merger related expenses	200	129	637	129
Net OREO related expenses	638	400	1,112	1,359
Other operating expenses	1,379	1,408	2,700	2,443

Total noninterest expense	12,777	12,273	25,756	23,136

Income before income tax provision	5,180	11,260	10,570	15,514
Income tax provision	285	3,758	790	5,245

Net income	4,895	7,502	9,780	10,269
Preferred stock dividends and accretion of preferred stock discount	(754)	(746)	(1,504)	(30,498)

Net income (loss) available to common shareholders	4,141	6,756	8,276	(20,229)

Comprehensive income:
Net income	$4,895	$7,502	$9,780	$10,269
Other comprehensive income (loss) - unrealized gain (loss) on available-for-sale securities, net of income tax (expense) benefit of ($961), ($545), ($1,262) and $127, respectively	1,936	1,013	2,344	(235)

Comprehensive income	$6,831	$8,515	$12,124	$10,034

Earnings (loss) per common share:
Basic	$0.10	$0.17	$0.21	$(0.66)

Diluted	$0.10	$0.17	$0.21	$(0.66)

Average common shares outstanding:
Basic	39,868,773	39,895,181	39,860,613	30,642,197

Diluted	39,936,146	39,908,346	39,930,270	30,642,197

See accompanying notes to interim consolidated financial statements.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30

	2011	2010
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$9,780	$10,269
Adjustments to reconcile net income to net cash provided by operating activities:
Compensation expenses related to stock options and restricted stock awards	277	448
Depreciation and amortization	4,553	3,773
Amortization of deferred fees and accretion of discount	(3,585)	(132)
Amortization of premium, net of accretion of discount, on securities available for sale	1,212	577
Provision for loan losses	11,000	12,000
Net gain on sale of securities available for sale	0	(2,209)
Net increase in loans held for sale	(39,441)	(19,082)
Gain on business acquisition	0	(5,900)
Gain on sale of loans	(5,552)	(1,203)
Proceeds from sale of loans acquired for sale	43,810	16,519
Net loss on sale of OREO	291	30
Valuation adjustment on non-covered OREO	37	994
Valuation adjustment on covered OREO	596	0
Deferred tax (expense) benefit	(777)	720
Decrease in accrued interest receivable	413	1,172
Net increase in cash surrender value of bank-owned life insurance	(200)	(198)
Decrease in income tax receivable	1,061	926
Increase in other assets	(254)	(2,571)
Decrease in accrued interest payable	(453)	(424)
Decrease in accrued expenses and other liabilities	(2,142)	(3,793)

Net cash provided by operating activities	20,626	11,916

Cash flows from investing activities:
Purchase of securities available for sale	(84,005)	(36,767)
Proceeds from principal repayment, maturity or call of securities available for sale	70,892	83,262
Proceeds from sale of securities available for sale	0	61,247
Net decrease in investment in Federal Home Loan Bank and other equity stock	1,209	625
Net decrease in non-covered loans	50,892	13,960
Net decrease in covered loans	17,525	3,805
Proceeds from sale of loans acquired for investment	9,545	38,829
Proceeds from recoveries of loans previously charged off	836	3,040
Proceeds from FDIC loss share receivable	2,191	0
Net increase in premises and equipment	(225)	(456)
Proceeds from sale of OREO	1,227	1,636
Net cash acquired from business combination, inclusive of settlement received from FDIC	0	71,505
Purchase of bank-owned life insurance	(5,000)	0

Net cash provided by investing activities	65,087	240,686

Cash flows from financing activities:
Net increase (decrease) in deposits	20,987	(156,985)
Net (decrease) increase in other borrowed funds	(31,818)	1,951
Payment of cash dividend	(1,374)	(1,375)

Net cash used in financing activities	(12,205)	(156,409)

Net increase in cash and cash equivalents	73,508	96,193
Cash and cash equivalents, beginning of period	258,920	232,802

Cash and cash equivalents, end of period	$332,428	$328,995

	2011	2010
	(Dollars in thousands)
Supplemental disclosure of cash flow information:
Interest paid	$13,303	$16,161
Income taxes paid, net of refunds	505	24
Supplemental schedule of noncash investing, operating, and financing activities:
Cash dividend accrual for preferred stock	$344	$344
Accretion of preferred stock discount	1,504	30,498
Transfer of non-covered loans to non-covered loans held for sale	7,043	0
Transfer of non-covered loans to non-covered OREO	115	1,261
Transfer of covered loans to covered OREO	905	1,560
Conversion of preferred stock to common stock	0	70,000
Acquisition:
Assets acquired	$0	$219,797
Liabilities assumed	0	232,485

See accompanying notes to interim consolidated financial statements.

CENTER FINANCIAL CORPORATION

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. THE BUSINESS OF CENTER FINANCIAL CORPORATION

Center Financial Corporation (“Center Financial”) is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is headquartered in Los Angeles, California. Center Financial Corporation (“Center Financial”) was incorporated on April 19, 2000 and acquired all of the issued and outstanding shares of Center Bank (the “Bank”) in October 2002. Currently, Center Financial’s direct subsidiaries include the Bank and Center Capital Trust I. Center Financial exists primarily for the purpose of holding the stock of the Bank and of the other subsidiary and for providing access to capital and funding for the Bank. Center Financial, the Bank, and Center Capital Trust I are collectively referred to herein as the “Company.”

The Bank is a California state-chartered and Federal Deposit Insurance Corporation (“FDIC”) insured financial institution, which was incorporated in 1985 and commenced operations in March 1986. The Bank’s headquarters are located at 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010. The Bank provides comprehensive financial services for small to medium sized business owners, primarily in Southern California. The Bank specializes in commercial loans, most of which are secured by real property, to small business customers. In addition, the Bank is a Preferred Lender of Small Business Administration (“SBA”) loans and provides trade finance loans. The Bank’s primary market is the Southern California area, including Los Angeles, Orange, San Bernardino, and San Diego counties, primarily focused in areas with high concentrations of Korean-Americans.

The Bank currently has 22 full-service branch offices, 19 of which are located in California. The Bank also operates two Loan Production Offices in Seattle and Denver. In December 2003, Center Financial formed a wholly owned subsidiary, Center Capital Trust I, a Delaware statutory business trust, for the exclusive purpose of issuing and selling trust preferred securities. Center Financial’s principal source of income is generally dividends from the Bank and equity earnings in the Bank. The expenses of Center Financial, including interest on junior subordinated debentures issued to Center Capital Trust I, legal and accounting fees and NASDAQ listing fees have been and will generally be paid by the cash on hand or from dividends paid by the Bank.

2. BASIS OF PRESENTATION

The interim consolidated financial statements include the accounts of Center Financial and the Bank. Center Capital Trust I is not consolidated as disclosed in Note 12.

The interim consolidated financial statements are presented in accordance with U. S. generally accepted accounting principles (“GAAP”) for unaudited financial statements. The information furnished in these interim statements reflects all adjustments that are, in the opinion of management, necessary for the fair statement of results for the periods presented. All adjustments are of a normal and recurring nature. Results for the three and six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. The interim consolidated financial statements should be read in conjunction with the audited financial statements and notes included in the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2010.

Use of estimates

Management has made a number of estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these interim consolidated financial statements in accordance with GAAP. Actual results could differ from those estimates. Material estimates subject to change in the near term include, among other items, the allowance for loan losses, investment securities, the carrying value of other real estate owned, the carrying value of intangible assets, and the carrying value of the FDIC loss share receivable and the realization of deferred tax assets.

Reclassifications

Reclassifications have been made to the prior year financial statements to conform to the current presentation.

3. SIGNIFICANT ACCOUNTING POLICIES

Accounting policies are fully described in Note 2 to the consolidated financial statements in Center Financial’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and there have been no material changes noted.

4. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued FASB ASU 2010-06, Improving Disclosures about Fair Value Measurements, which amends ASC 820 to require additional disclosures regarding fair value measurements. Specifically, the ASU requires disclosure of the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, the ASU also amends ASC 820 to clarify certain existing disclosure requirements. For example, the ASU clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities. Previously separate fair value disclosures were required for each major category of assets and liabilities. ASU 2010-06 also clarifies the requirement to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, these disclosures are effective for the quarter ended March 31, 2010. The requirement to separately disclose purchases, sales, issuances, and settlements of recurring Level 3 measurements became effective for the Company for the quarter ended March 31, 2011. The Company adopted this new accounting guidance as of January 1, 2010 and 2011, respectively, and the impact of adoption was not material on the consolidated financial statements.

In July 2010, the FASB issued FASB ASU 2010-20, Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which required more information about credit quality. The ASU requires an entity to provide additional disclosures including, but not limited to, a rollforward schedule of the allowance for credit losses (with the ending allowance balance further disaggregated based on impairment methodology) and the related ending balance of the finance receivable presented by portfolio segment, and the aging of past due financing receivables at the end of the period, the nature and extent of troubled debt restructurings that occurred during the period and their impact on the allowance for credit losses, the nature and extend of troubled debt restructurings that occurred within the last year, that have defaulted in the current reporting period, and their impact on the allowance for credit losses, the nonaccrual status of financing receivables, and impaired financing receivables, presented by class. The new disclosures of information as of the end of a reporting period are effective for both interim and annual reporting periods ending after December 15, 2010 for public companies. The Company adopted this new accounting guidance as of December 31, 2010.

In December 2010, the FASB issued FASB ASU 2010-29, Disclosure of Supplementary ProForma Information for Business Combinations, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-G), which requires that the pro forma information be presented as if the business combination occurred at the beginning of the prior annual reporting period for purposes of calculating both the current reporting period and the prior reporting period pro forma financial information. The ASU also requires that this disclosure be accompanied by a narrative description of the amount and nature of material nonrecurring pro forma adjustments. The amendments in this ASU are effective for business combinations with effective dates on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Prospective application is required with early adoption permitted. The Company does not anticipate the new guidance will have a material impact on the consolidated financial statements as this relates to only pro-forma disclosure.

In April 2011, the FASB issued FASB ASU 2011-02, Receivables (Topic 310) – A Creditor’s Determination whether a Restructuring Is A Troubled Debt Restructuring, which provides additional guidance for determining whether the creditor has granted a concession and whether the debtor is experiencing financial difficulty. A troubled debt restructuring (TDR) is a restructuring of a debt if the creditor for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider. Public entities are required to adopt this ASU for interim and annual periods beginning on or after June 15, 2011. For purposes of TDR disclosure, the ASU applies retrospectively to restructurings occurring on or after the beginning of the annual period of adoption, or January 1, 2011 for the Company. However, any changes in the method used to measure impairment apply prospectively. While no new TDR disclosures are required, public entities must disclose the recorded investment and related allowance for credit losses for receivables that require a change in impairment method. Beginning in the period the ASU is adopted, public entities also will be subject to the requirements to disclose the activity-based information about TDRs that was previously deferred by ASU 2011-01. The Company will adopt this guidance during the quarterly period ending September 30, 2011 and currently does not anticipate the new guidance will have a material impact on the consolidated financial statements.

In May 2011, the FASB issued FASB ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in the U.S. GAAP and IFRSs, to provide largely identical guidance about fair value measurement and disclosure requirements with the International Accounting Standards Board’s new International Financial Reporting Standards (“IFRS”) 13, Fair Value Measurement. The new guidance does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it already is required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. A public entity is required to apply this ASU prospectively for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted for public entity. In the period of adoption, a reporting entity will be required to disclose a change, if any, in valuation technique and related inputs that result from applying the ASU and to quantify the total effect, if practicable. The Company does not anticipate the adoption of this ASU will have a significant impact on the consolidated financial statements.

In June 2011, the FASB issued FASB ASU 2011-05, Presentation of Comprehensive Income. To improve comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income, the ASU eliminates the option to present other comprehensive income in the statement of changes in equity. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. An entity should apply the ASU retrospectively. For a public entity, the ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not anticipate the adoption of this ASU will have a significant impact on the consolidated financial statements.

5. BUSINESS COMBINATION

On December 9, 2010, Center Financial and Nara Bancorp, Inc. (“Nara Bancorp”) entered into a definitive agreement to merge. Under the terms of the merger agreement, Center Financial shareholders will receive a fixed ratio of 0.7804 of a share of Nara Bancorp common stock in exchange for each share of Center Financial common stock they own. At the closing date of the merger, Nara Bancorp shareholders will own approximately 55% of the combined company and Center Financial shareholders will own approximately 45%. The combined company will operate under a new name that will be determined prior to the closing. In addition, at the closing or as soon as possible thereafter, it is anticipated that Nara Bank, a California state-chartered bank and a wholly-owned subsidiary of Nara Bancorp, will merge with and into the Bank, with the Bank as the surviving bank after the bank merger.

The boards of directors of both companies have unanimously approved the transaction. The transaction is subject to regulatory approval, the approval of the shareholders of both Center Financial and Nara Bancorp, and other customary closing conditions. The Company anticipates that the regulatory approval process will take several months and, therefore, expects to complete the merger during the fourth quarter of 2011. There is no assurance, however, that the bank regulators will approve the merger within this time frame, or at all. Shareholders’ meetings to solicit shareholder approval of the merger have been tentatively scheduled for September 21, 2011, but such date may be subject to change.

6. INVESTMENT SECURITIES

The following table summarizes the amortized cost, fair value and distribution of the Company’s investment securities as of June 30, 2011 and December 31, 2010:

	As of June 30, 2011
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(Dollars in thousands)
Available for Sale:
U.S. Treasury	$300	$—	$—	$300
U.S. Governmental agencies securities and U.S. Government sponsored enterprise securities	37,944	153	(38)	38,059
U.S. Governmental agencies and U.S. Government sponsored and enterprise mortgage-backed securities	162,729	5,279	(22)	167,986
Corporate trust preferred security	2,745	—	(1,989)	756
Mutual funds backed by adjustable rate mortgages	5,000	125	—	5,125
Collateralized mortgage obligations	91,427	1,462	(57)	92,832

Total securities available for sale	$300,145	$7,019	$(2,106)	$305,058

	As of December 31, 2010
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(Dollars in thousands)
Available for Sale:
U.S. Treasury	$300	$—	$—	$300
U.S. Governmental agencies securities and U.S. Government sponsored enterprise securities	58,994	94	(481)	58,607
U.S. Governmental agencies and U.S. Government sponsored and enterprise mortgage-backed securities	154,149	3,549	(599)	157,099
Corporate trust preferred security	2,738	—	(1,979)	759
Mutual funds backed by adjustable rate mortgages	5,000	73	—	5,073
Collateralized mortgage obligations	67,063	816	(166)	67,713

Total securities available for sale	$288,244	$4,532	$(3,225)	$289,551

The following table shows the Company’s investments with gross unrealized losses and related fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2011 and December 31, 2010.

	As of June 30, 2011
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. Governmental agencies securities and U.S.
Government sponsored enterprise securities	$9,967	$(38)	$—	$—	$9,967	$(38)
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	7,173	(22)	—	—	7,173	(22)
Corporate trust preferred security	—	—	756	(1,989)	756	(1,989)
Collateralized mortgage obligations	8,956	(39)	2,411	(18)	11,367	(57)

Total	$26,096	$(99)	$3,167	$(2,007)	$29,263	$(2,106)

	As of December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. Governmental agencies and U.S. Government sponsored enterprise securities	$33,486	$(481)	$—	$—	$33,486	$(481)
U.S. Governmental agencies and U.S. Government sponsored enterprise mortgage-backed securities	27,084	(599)	—	—	27,084	(599)
Corporate trust preferred security	—	—	759	(1,979)	759	(1,979)
Collateralized mortgage obligations	20,369	(166)	—	—	20,369	(166)

Total	$80,939	$(1,246)	$759	$(1,979)	$81,698	$(3,225)

The Company considers numerous factors to determine any other-than-temporary impairment (“OTTI”) for the collateralized debt obligation (“CDO”) trust preferred security including review of trustee reports, monitoring of “break in yield” tests, analysis of current defaults and deferrals and the expectation for future defaults and deferrals. The Company reviews the key financial characteristics for individual issuers (commercial banks or thrifts) in the CDO trust preferred security and considers capital ratios, leverage ratios, nonperforming loan and nonperforming asset ratios, in addition to the credit ratings. The credit ratings of the Company’s CDO trust preferred security were “Ca” (Moody’s) and “C” (Fitch) as of June 30, 2011 and December 31, 2010.

The Company uses cash flow projections for the purpose of assessing OTTI on the CDO trust preferred security which incorporate certain credit events in the underlying collaterals and prepayment assumptions. The projected issuer default rates are assumed at a rate equivalent to 150 basis points applied annually and have a 0% recovery factor after the initial default date. The principal is assumed to be prepaying at 1% annually and at 100% at maturity.

Based on the results from the cash flow model, the CDO trust preferred security did not experience an adverse change in its cash flow status. As such, based on all of these factors, the Company determined that there was no OTTI adjustment required for the securities that have been in a continuous unrealized loss position as of June 30, 2011. The risk of future OTTI will be highly dependent upon the performance of the underlying issuers. The Company does not have the intention to sell and does not believe it will be required to sell the CDO trust preferred security until maturity.

The following table summarizes, as of June 30, 2011, the maturity characteristics of the investment portfolio by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

	Within one Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available for Sale (Fair Value):
U.S. Treasury	$300	0.05%	$—	—%	$—	—%	$—	—%	$300	0.05%
U.S. Governmental agencies securities and U.S Government sponsored enterprise securities	—	—	38,059	1.41	—	—	—	—	38,059	1.41
U.S. Governmental agencies and U.S. Government sponsored and enterprise mortgage-backed securities	—	—	1,190	4.54	68,156	2.93	98,640	3.42	167,986	3.23
Corporate trust preferred security	—	—	—	—	—	—	756	11.80	756	11.80
Mutual funds backed by adjustable rate mortgages	5,125	3.24	—	—	—	—	—	—	5,125	3.24
Collateralized mortgage obligations	—	—	1,030	2.55	21,237	2.31	70,565	2.79	92,832	2.68

Total available for sale	$5,425	3.06	$40,279	1.53	$89,393	2.78	$169,961	3.20	$305,058	2.85

7. NON-COVERED LOANS AND ALLOWANCE FOR LOAN AND LEASE LOSSES

On April 16, 2010, the DFI closed Innovative Bank, Oakland, California, and appointed the FDIC as its receiver. On the same date, Center Bank assumed the banking operations of Innovative Bank from the FDIC under a purchase and assumption agreement with loss sharing. Non-covered loans refer to loans not covered by the FDIC loss sharing agreement. Loans acquired in an FDIC-assisted acquisition that are subject to a loss sharing agreement are referred to as “covered loans” and reported separately in the interim consolidated statements of financial condition.

Non-covered loans, segregated by class of loans, as of June 30, 2011 and December 31, 2010 consist of the following:

	June 30, 2011		December 31, 2010
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real Estate:
Construction	$9,525	0.7%	$14,803	1.0%
Commercial	895,662	61.5	914,003	59.8
Commercial:
Commercial	272,643	18.6	315,285	20.5
Trade Finance	65,476	4.5	71,174	4.7
SBA 1)	104,272	7.2	101,683	6.7
Others:
Consumer	67,813	4.7	71,279	4.7
Other 2)	40,032	2.8	40,039	2.6

Total Non-covered Loans 3)	1,455,423	100.0	1,528,266	100.0

Less:
Allowance for loan losses	49,590		52,047
Net deferred loan fees 4)	(629)		(523)
Discount on SBA loans retained	1,946		862

Net Non-covered Loans and Loans Held for Sale	$1,404,516		$1,475,880

1)	Includes non-covered SBA loans held for sale of $58.8 million and $46.4 million, at the lower of cost or fair value, as of June 30, 2011 and December 31, 2010, respectively.
2)	Consists of term fed funds sold for maturity of greater than 1 day, transactions in process and overdrafts.
3)	Includes loans held for sale of $58.8 million and $60.2 million at the lower of cost or fair value as of June 30, 2011 and December 31, 2010, respectively.
4)	Net deferred loan fees are net of origination costs. In 2011 and 2010, origination costs exceeded fees on SBA loan origination.

The activity in the allowance for loan losses on total loans (including non-covered loans and covered loans and excluding loans held for sale), segregated by portfolio segment, as of and for the three and six months ended June 30, 2011 and the year ended December 31, 2010 is as follows:

Allowance for credit lossess:	Real Estate	Commercial	Consumer / Others	Total
	(Dollars in thousands)
Three months ended June 30, 2011
Beginning balance	$29,069	$21,000	$1,951	$52,020
Charge-offs	(2,665)	(3,702)	(185)	(6,552)
Recoveries	4	70	58	132
Provision	1,062	3,858	80	5,000

Ending balance	$27,470	$21,226	$1,904	$50,600

Six months ended June 30, 2011
Beginning balance	$29,272	$22,035	$1,750	$53,057
Charge-offs	(8,282)	(5,523)	(488)	(14,293)
Recoveries	561	151	124	836
Provision	5,919	4,563	518	11,000

Ending balance	$27,470	$21,226	$1,904	$50,600

Period-end amount allocated to loans:
Individually evaluated for impairment	$6,126	$10,054	$328	$16,508
Collectively evaluated for impairment	21,344	10,162	1,576	33,082
Acquired with deteriorated credit quality	—	1,010	—	1,010

Ending balance	$27,470	$21,226	$1,904	$50,600

Year ended December 31, 2010
Beginning balance	$37,604	$19,000	$1,939	$58,543
Charge-offs	(21,243)	(10,637)	(767)	(32,647)
Recoveries	1,918	3,079	154	5,151
Provision	10,993	10,593	424	22,010

Ending balance	$29,272	$22,035	$1,750	$53,057

Period-end amount allocated to loans:
Individually evaluated for impairment	$2,349	$8,965	$329	$11,643
Collectively evaluated for impairment	26,923	12,060	1,421	40,404
Acquired with deteriorated credit quality	—	1,010	—	1,010

Ending balance	$29,272	$22,035	$1,750	$53,057

Financing receivables 1) :	Real Estate	Commercial	Consumer / Others	Total
	(Dollars in thousands)
As of June 30, 2011
Loans individually evaluated for impairment	$59,059	$24,068	$1,455	$84,582
Loans collectively evaluated for impairment	846,128	359,547	106,389	1,312,064
Loans acquired with deteriorated credit quality	57,797	44,324	486	102,607

Ending balance	$962,984	$427,939	$108,330	$1,499,253

As of December 31, 2010
Loans individually evaluated for impairment	$69,287	$26,830	$1,460	$97,577
Loans collectively evaluated for impairment	845,707	414,890	109,858	1,370,455
Loans acquired with deteriorated credit quality	63,500	53,307	486	117,293

Ending balance	$978,494	$495,027	$111,804	$1,585,325

1)	Financing receivables represent unpaid principal balance, which approximates recorded investment.

Loans are considered impaired when it is probable that the Company will be unable to collect all amounts due as scheduled according to the contractual terms of the loan agreement, including contractual interest and principal payments. Impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, alternatively, at the loan’s observable market price or the fair value of the collateral if the loan is collateralized, less costs to sell. Loans are identified for specific allowances from information provided by several sources including asset classification, third party reviews, delinquency reports, periodic updates to financial statements, public records, and industry reports. All loan types are subject to impairment evaluation for a specific allowance once identified as impaired.

The Bank generally writes down nonperforming collateral dependent impaired loans to the value of the underlying collateral. The collateral value is generally updated every six months and the impairment amount is generally charged off during the quarter in which collateral value is updated. The performing impaired loans, such as performing TDRs, are allocated with specific reserve and are not generally charged off. The performing impaired loans typically continue to make contractual payments according to their restructured terms and conditions.

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Impaired loans with specific reserves
Without charge-offs	$44,088	$35,109
With charge-offs	6,544	2,575
Impaired loans without specific reserves
Without charge-offs	22,849	49,043
With charge-offs	11,101	10,850

Total impaired loans	84,582	97,577
Allowance on impaired loans	(16,508)	(11,643)

Net recorded investment in impaired loans	$68,074	$85,934

Non-covered nonperforming loans, net of SBA guarantees totaled $36.0 million as of June 30, 2011, a decrease of $6.2 million as compared to $42.2 million as of December 31, 2010. Non-covered nonperforming loans, net of SBA guarantees as a percentage of total non-covered loans decreased to 2.48% as of June 30, 2011 as compared to 2.76% as of December 31, 2010. Gross interest income of approximately $163,000 and $349,000 would have been additionally recorded for the three and six months ended June 30, 2011, respectively, compared to $0.9 million and $1.3 million for the same periods in 2010, respectively, if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination.

The following table shows non-covered nonperforming loans by class of loans as of the dates indicated:

	June 30, 2011	December 31, 2010	June 30, 2010
	(Dollars in thousands)
Non-covered nonperforming loans:
Real estate:
Construction	$1,269	$6,108	$4,540
Commercial - Real Estate	25,182	29,167	51,057
Commercial
Commercial - Business	7,504	5,696	7,445
Trade Finance	355	—	1,196
SBA	7,885	3,896	2,972
Other
Consumer	1,096	651	281
Other	—	—	—

Total non-covered nonperforming loans	43,291	45,518	67,491
Guaranteed portion of nonperforming loans	7,247	3,293	3,250

Total non-covered nonperforming loans, net of SBA guarantees	36,044	42,225	64,241
Non-covered OREO	133	937	2,778

Total non-covered nonperforming assets, net of SBA guarantees	$36,177	$43,162	$67,019

Performing TDR’s not included above	$19,090	$21,377	$17,709

Nonperforming loans, net of SBA guarantees as a percent of total non-covered loans	2.48%	2.76%	4.36%
Nonperforming assets, net of SBA guarantees as a percent of non-covered loans and OREO	2.49%	2.82%	4.54%
Allowance for loan losses to non-covered nonperforming loans, net of SBA guarantees	137.6%	123.3%	91.0%

The following table provides information on non-covered impaired loans, segregated by class of loans, as of and for the three and six months ended June 30, 2011 and the year ended December 31, 2010, respectively:

				For the Six Months Ended June 30, 2011		For the Three Months Ended June 30, 2011
	Recorded Investment 1)	Unpaid Principal Balance 2)	Related Allowance	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real Estate
Construction	$1,268	$1,270	$—	$1,349	$—	$423	$—
Commercial - Real Estate	27,427	27,314	—	35,557	282	29,248	226
Commercial
Commercial - Business	3,308	3,288	—	7,848	197	6,203	165
Trade Finance	—	—	—	433	—	333	—
SBA	1,444	1,437	—	1,169	32	1,495	14
Others
Consumer	641	641	—	643	9	642	8
Other	—	—	—	—	—	—	—

Total	$34,088	$33,950	$—	$46,999	$520	$38,344	$413

With an allowance recorded:
Real Estate
Construction	$—	$—	$—	$2,694	$—	$1,738	$—
Commercial - Real Estate	30,638	30,475	6,126	21,192	314	24,116	220
Commercial
Commercial - Business	18,042	17,934	9,481	18,348	291	20,421	113
Trade Finance	1,252	1,228	486	933	37	751	36
SBA	163	181	87	479	12	89	12
Others
Consumer	814	814	328	814	6	814	5
Other	—	—	—	—	—	—	—

Total	$50,909	$50,632	$16,508	$44,460	$660	$47,929	$386

Total
Real Estate
Construction	$1,268	$1,270	$—	$4,043	$—	$2,161	$—
Commercial - Real Estate	58,065	57,789	6,126	56,749	596	53,364	446
Commercial
Commercial - Business	21,350	21,222	9,481	26,196	488	26,624	278
Trade Finance	1,252	1,228	486	1,366	37	1,084	36
SBA	1,607	1,618	87	1,648	44	1,584	26
Others
Consumer	1,455	1,455	328	1,457	15	1,456	13
Other	—	—	—	—	—	—	—

Total	$84,997	$84,582	$16,508	$91,459	$1,180	$86,273	$799

1)	Includes unpaid principal balance plus any accrued interest, net of deferred fees.
2)	The unpaid principal balance is presented net of charge-offs and recoveries.

				For the Twelve Months Ended December 31, 2010
	Recorded Investment 1)	Unpaid Principal Balance 2)	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Real Estate
Construction	$3,514	$3,501	$—	$2,841	$20
Commercial - Real Estate	45,251	45,042	—	53,451	798
Commercial
Commercial - Business	10,277	10,216	—	8,746	277
Trade Finance	—	—	—	80	4
SBA	490	488	—	383	41
Others
Consumer	646	646	—	538	21
Other	—	—	—	—	—

Total	$60,178	$59,893	$—	$66,039	$1,161

With an allowance recorded:
Real Estate
Construction	$2,606	$2,607	$223	$3,289	$—
Commercial - Real Estate	18,263	18,137	2,126	26,981	659
Commercial
Commercial - Business	13,758	13,649	8,022	6,111	165
Trade Finance	1,219	1,199	633	915	53
SBA	1,275	1,278	310	710	57
Others
Consumer	817	814	329	637	20
Other	—	—	—	—	—

Total	$37,938	$37,684	$11,643	$38,643	$954

Total
Real Estate
Construction	$6,120	$6,108	$223	$6,130	$20
Commercial - Real Estate	63,514	63,179	2,126	80,432	1,457
Commercial
Commercial - Business	24,035	23,865	8,022	14,857	442
Trade Finance	1,219	1,199	633	995	57
SBA	1,765	1,766	310	1,093	98
Others
Consumer	1,463	1,460	329	1,175	41
Other	—	—	—	—	—

Total	$98,116	$97,577	$11,643	$104,682	$2,115

1)	Includes unpaid principal balance plus any accrued interest, net of deferred fees.
2)	The unpaid principal balance is presented net of charge-offs and recoveries.

The following table provides aging information on non-covered past due loans inclusive of loans held for sale, segregated by class of loans, as of June 30, 2011 and December 31, 2010, respectively:

As of June 30, 2011	30-59 Days Past Due	60-89 Days Past Due	Non-accrual	Total Past Due and Non-accrual	Current	Total Financing Receivables 1)
			(Dollars in thousands)
Real Estate
Construction	$—	$—	$1,270	$1,270	$8,255	$9,525
Commercial - Real Estate	2,442	1,005	25,182	28,629	867,033	895,662
Commercial
Commercial - Business	1,113	783	7,504	9,400	263,243	272,643
Trade Finance	—	—	355	355	65,121	65,476
SBA	380	293	7,885	8,558	95,714	104,272
Others
Consumer	148	191	1,096	1,435	66,378	67,813
Other	—	—	—	—	40,032	40,032

Total	$4,083	$2,272	$43,292	$49,647	$1,405,776	$1,455,423

As of December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	Non-accrual	Total Past Due and Non-accrual	Current	Total Financing Receivables 1)
	(Dollars in thousands)
Real Estate
Construction	$—	$—	$6,108	$6,108	$8,695	$14,803
Commercial - Real Estate	4,569	5,023	29,167	38,759	875,244	914,003
Commercial
Commercial - Business	291	1,018	5,696	7,005	308,280	315,285
Trade Finance	254	28	—	282	70,892	71,174
SBA	1,383	1,074	3,896	6,353	95,330	101,683
Others
Consumer	386	177	651	1,214	70,065	71,279
Other	—	—	—	—	40,039	40,039

Total	$6,883	$7,320	$45,518	$59,721	$1,468,545	$1,528,266

1)	Balances represent unpaid principal balance, which approximates recorded investment.

The Company utilizes a risk grading matrix to assign a risk grade to its loan portfolio. The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Loans, excluding homogeneous loans, are individually analyzed by classifying loans as to credit risk and are graded on a scale of 1 to 7 at least on a quarterly basis. A description of the general characteristics of the seven risk grades is as follows:

Grade 1 - This grade includes loans secured by cash or listed securities. The borrowers generally have significant capital strength with unquestionable ability to service the debt.

Grades 2 and 3 - These grades include “pass grade” loans to borrowers of solid or acceptable credit quality and risk. The borrowers generally have sufficient capital strength with highly reliable or adequate primary source of repayment.

Grade 3A - This grade includes loans on management’s “watch list” and is intended to be utilized on a temporary basis for pass grade borrowers. The borrowers generally experiencing a temporary setback and may have weakening primary source of repayment.

Grade 4 - This grade is for “Special Mentioned” in accordance with regulatory guidelines. This grade includes borrowers that require close credit monitoring. The borrowers generally have inconclusive earnings histories and access to alternate sources of financing are limited.

Grade 5 - This grade includes “Substandard” loans in accordance with regulatory guidelines. The borrowers typically have well-defined weaknesses with possibility of payment default or some loss if the weakness is not corrected.

Grade 6 - This grade includes “Doubtful” loans in accordance with regulatory guidelines. Such loans are placed on non-accrual status and the liquidation of collateral in full is highly questionable or improbable.

Grade 7 - This grade includes “Loss” loans in accordance with regulatory guidelines. Such loans are deemed uncollectible and are to be charged off or charged down. This classification is not intended to imply that the loan or some portion of it will never be paid.

The following table presents the credit risk profile of non-covered loans exclusive of loans held for sale, segregated by class of loans, as of June 30, 2011 and December 31, 2010, respectively:

	As of June 30, 2011
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Total
	(Dollars in thousands)
Non-covered loans 1)
Real estate
Construction	$7,250	$—	$2,275	$—	$9,525
Commercial - Real Estate	792,264	31,254	72,144	—	895,662
Commercial
Commercial - Business	221,974	14,564	35,809	296	272,643
Trade Finance	63,629	530	1,317	—	65,476
SBA	40,296	616	4,584	—	45,496
Others
Consumer	64,972	—	2,841	—	67,813
Other	40,032	—	—	—	40,032

Total	$1,230,417	$46,964	$118,970	$296	$1,396,647

	As of December 31, 2010
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Total
	(Dollars in thousands)
Non-covered loans 1)
Real estate
Construction	$7,689	$—	$7,114	$—	$14,803
Commercial - Real Estate	780,479	47,873	71,498	341	900,191
Commercial
Commercial - Business	255,828	18,759	40,080	618	315,285
Trade Finance	68,598	1,100	1,476	—	71,174
SBA	49,416	880	4,956	9	55,261
Others
Consumer	69,598	—	1,681	—	71,279
Other	40,039	—	—	—	40,039

Total	$1,271,647	$68,612	$126,805	$968	$1,468,032

1)	Balances represent unpaid principal balance, which approximates recorded investment.

8. COVERED ASSETS AND FDIC LOSS SHARE RECEIVABLE

Covered Loans

Loans acquired in an FDIC-assisted acquisition that are subject to a loss sharing agreement are referred to as “covered loans” and reported separately in the interim consolidated statements of financial condition. Covered loans are reported exclusive of the expected cash flow reimbursements expected from the FDIC.

Acquired loans are valued as of the acquisition date in accordance with FASB ASC 805, Business Combinations. Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under FASB ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. In addition, because of the significant discounts associated with the acquired portfolios, the Company elected to account for all of the acquired loans, with the exception of a small population of loans, under ASC 310-30 in the amount of $125.2 million at acquisition. Certain cash secured loans and overdrafts in the amount of $0.9 million were not accounted for under ASC 310-30. Under ASC 805 and ASC 310-30, loans are recorded at fair value at the acquisition date, factoring in credit losses expected to be incurred over the life of the loan. Accordingly, an allowance for loan losses is not carried over or recorded as of the acquisition date.

If credit deterioration is experienced subsequent to the initial acquisition fair value amount, such deterioration of the expected cash flows will be measured, and a provision for loan losses will be charged to earnings. The effect of the provision for loan losses on covered loans will be offset, to the extent of the 80% loss share, by an increase to the FDIC loss share receivable. Any increase in the

FDIC loss share receivable will be recognized in non-interest income. During the six months ended June 30, 2011, no additional provision for loan losses has been required related to the covered loan portfolio.

The outstanding principal balance of covered loans, excluding fair value adjustments, as of June 30, 2011 and December 31, 2010 was $127.0 million and $147.6 million, respectively. The following table presents covered loans inclusive of fair value adjustment, segregated by class of loans, as of June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Commercial - Real Estate	$57,797	$63,500
Commercial - Business	14,825	18,307
SBA	29,499	35,000
Other	486	486

Total covered loans	102,607	117,293
Less:
ALLL due to decrease in expected cash flows	1,010	1,010

Net covered loans	$101,597	$116,283

The following table presents the outstanding principal balance and related fair value adjustments of covered loans, segregated by class of loans, as of June 30, 2011 and December 31, 2010:

	June 30, 2011		December 31, 2010
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real Estate:
Construction	$—	—%	$—	—%
Commercial - Real Estate	66,124	52.0	74,193	50.3
Commercial:
Commercial - Business	16,382	12.9	20,277	13.7
Trade Finance	—	—	—	—
SBA	44,048	34.7	52,681	35.7
Others:
Consumer	486	0.4	486	0.3

Gross Covered Loans	127,040	100.0	147,637	100.0

Covered loans discount	(24,433)		(30,344)

Total Covered Loans	102,607		117,293
Less:
Allowance for loan losses	1,010		1,010

Net Covered Loans	$101,597		$116,283

In estimating the fair value of the covered loans at the acquisition date, the Company (i) calculated the contractual amount and timing of undiscounted principal and interest payments and (ii) estimated the amount and timing of undiscounted expected principal and interest payments. The difference between these two amounts represents the nonaccretable difference.

On the acquisition date, the amount by which the undiscounted expected cash flows exceed the estimated fair value of the acquired loans is the “accretable yield”. The accretable yield is then measured at each financial reporting date and represents the difference between the remaining undiscounted expected cash flows and the current carrying value of the loans. The accretable yield will change from period to period due to the followings:

•	Estimates of the remaining life of acquired loans will affect the amount of future interest income.

•	Indices for variable rates of interest on acquired loans may change.

•	Estimates of the amount of the contractual principal and interest that will not be collected (nonaccretable difference) may change.

During the first six months of 2011, there was no change in the estimate of contractual principal and interest that will ultimately be collectible.

The following table presents the carrying amounts for the covered loans as of June 30, 2011 and December 31, 2010, respectively:

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Undiscounted contractual cash flows	$143,999	$165,355
Nonaccretable difference	(30,441)	(36,107)

Undiscounted cash flows expected to be collected	113,558	129,248
Accretable difference	(12,453)	(13,880)

Covered loans under ASC 310-30	101,105	115,368
Covered loans excluded from ASC 310-30	492	915

Total covered loans	$101,597	$116,283

Changes in the carrying amount of covered loans and the accretable yield were as follows for the three and six months ended June 30, 2011 and the three months ended June 30, 2010:

	Three months ended June 30, 2011		Six months ended June 30, 2011
	Carrying amount of Loans	Accretable Yield	Carrying amount of Loans	Accretable Yield
	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of period	$110,753	$13,618	$116,283	$13,880
Acquisition	—	—	—	—
Accretion	1,754	(1,754)	3,744	(3,744)
Net payments received	(10,060)	—	(17,525)	—
Increase in expected cash flows	—	589	—	2,317
Transfer to OREO	(850)	—	(905)	—

Balance at end of period	$101,597	$12,453	$101,597	$12,453

	Three months ended June 30, 2010		Six months ended June 30, 2010
	Carrying amount of Loans	Accretable Yield	Carrying amount of Loans	Accretable Yield
	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of period	$126,167	$20,412	$126,167	$20,412
Acquisition	—	—	—	—
Accretion	1,909	(1,909)	1,909	(1,909)
Net payments received	(4,154)	—	(4,154)	—
Increase in expected cash flows	—	—	—	—
Transfer to OREO	(1,560)	—	(1,560)	—

Balance at end of period	$122,362	$18,503	$122,362	$18,503

Net payment received includes all cash receipts related to the covered loans, net of the disbursements that are required to repurchase the participation sold portion of the SBA loans prior to collecting this guaranteed balance from the SBA.

Credit Quality Indicators—The covered loans acquired are and will continue to be subject to the Bank’s internal and external credit review and monitoring. The covered loans have the same credit quality indicators as the non-covered loans, to enable the monitoring of the borrower’s credit and the likelihood of repayment.

Loans are risk rated based on analysis of the current state of the borrower’s credit quality. The analysis of credit quality includes review of all sources of repayment, the borrower’s current financial and liquidity status and all other relevant information. The Company utilizes a seven-grade risk rating system, where a higher grade represents a higher level of credit risk. The seven-grade risk rating system can be generally classified by the following categories: Pass or Watch (Grade 1-3A), Special Mention (Grade 4), Substandard (Grade 5), Doubtful and Loss (Grade 6-7). The risk ratings reflect the relative strength of the sources of repayment. A detailed description of this risk grading matrix is included in Note 7 above concerning non-covered loans.

The following table presents the credit risk profile of covered loans, by class of loans, as of dates indicated:

	As of June 30, 2011
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Grade 7	Total
	(Dollars in thousands)
Covered loans 1)
Real estate
Construction	$—	$—	$—	$—	$—	$—
Commercial - Real Estate	34,383	4,360	19,054	—	—	57,797
Commercial
Commercial - Business	9,649	1,308	3,850	18	—	14,825
Trade Finance	—	—	—	—	—	—
SBA	21,644	156	6,794	90	815	29,499
Others
Consumer	486	—	—	—	—	486
Other	—	—	—	—	—	—

Total Covered Loans	$66,162	$5,824	$29,698	$108	$815	$102,607

	As of December 31, 2010
	Grade 1 - 3A	Grade 4	Grade 5	Grade 6	Grade 7	Total
	(Dollars in thousands)
Covered loans 1)
Real estate
Construction	$—	$—	$—	$—	$—	$—
Commercial - Real Estate	42,374	7,317	13,574	235	—	63,500
Commercial
Commercial - Business	12,851	1,828	3,422	206	—	18,307
Trade Finance	—	—	—	—	—	—
SBA	28,412	266	4,902	399	1,021	35,000
Others
Consumer	486	—	—	—	—	486
Other	—	—	—	—	—	—

Total Covered Loans	$84,123	$9,411	$21,898	$840	$1,021	$117,293

1)	Balances represent unpaid principal balance, net of discount, and exclude accrued interest.

Covered OREO

All OREO acquired in FDIC-assisted acquisitions that are subject to a FDIC loss sharing agreement is referred to as “covered OREO” and reported separately in the interim consolidated statements of financial condition. Covered OREO is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the loan’s fair value, inclusive of the acquisition date fair value discount.

Covered OREO was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value will be charged to non-interest expense, and will be offset, in part, by non-interest income representing the corresponding increase to the FDIC loss share receivable. Any recoveries of previous valuation adjustments will be credited to non-interest expense with a corresponding charge to non-interest income for the portion of the recovery that is due to the FDIC.

The activities related to the covered OREO for the three and six months ended June 30, 2011 and 2010, respectively, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands)
Balance at beginning of period	$1,405	$—	$1,459	$—
Acquisition	—	1,942	—	1,942
Additions to covered OREO	850	1,560	905	1,560
Fair value adjustment during the period	(487)	—	(596)	—
Dispositions of covered OREO	(636)	(1,942)	(636)	(1,942)

Balance at end of period	$1,132	$1,560	$1,132	$1,560

Covered Nonperforming Assets

Covered nonperforming assets totaled $10.0 million as of June 30, 2011 compared to $16.5 million as of December 31, 2010. These covered nonperforming assets are subject to a loss sharing agreement with the FDIC. The covered nonperforming assets as of June 30, 2011 and December 31, 2010 are as follows:

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Covered loans on non-accrual status	$8,898	$15,021
Covered other real estate owned	1,132	1,459

Total covered nonperforming assets	$10,030	$16,480

Loans accounted for under ASC 310-30 are generally considered accruing and performing loans as the loans accrete the accretable discount to interest income over the estimated life of the loan when cash flows are reasonably estimable. Accordingly, acquired impaired loans that are contractually past due are still considered to be accruing and performing loans. The loans may be classified as nonaccrual if the timing and amount of future cash flows is not reasonably estimable.

FDIC Loss Share Receivable

The Company has elected to account for amounts receivable under the loss sharing agreement with the FDIC as an FDIC loss share receivable in accordance with FASB ASC 805, Business Combinations. The FDIC loss share receivable was initially recorded at fair value, based on the discounted value of expected future cash flows under the loss sharing agreement. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into non-interest income over the life of the FDIC loss share receivable.

The FDIC loss share receivable is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered assets. These adjustments are measured on the same basis as the related covered loans and covered other real estate owned. Any increases in the cash flows of the covered assets over those expected will reduce the FDIC loss share receivable and any decreases in cash flows of the covered assets under those expected will increase the FDIC loss share receivable. Increases and decreases to the FDIC loss share receivable are recorded as adjustments to non-interest income.

The FDIC loss share receivable was determined to be $25.3 million at the acquisition date. Changes in the FDIC loss share receivable for the three and six months ended June 30, 2011 and 2010, respectively, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
		(Dollars in thousands)
Balance at beginning of period	$21,849	$—	$23,991	$—
Acquisition	—	25,300	—	25,300
Payment received from FDIC	—	—	(2,191)	—
Accretion	115	—	164	—

Balance at end of period	$21,964	$25,300	$21,964	$25,300

9. NON-COVERED OTHER REAL ESTATE OWNED (OREO)

The Company had three non-covered OREO properties valued at $133,000 as of June 30, 2011. The changes in non-covered other real estate owned for the three and six months ended June 30, 2011 and 2010 are as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of period	$144	$2,993	$937	$4,278
Acquisition due to foreclosures at fair value	25	1,260	115	1,260
Disposition due to sales	—	(1,260)	(882)	(1,665)
Valuation Adjustment subsequent to foreclosures	(36)	(215)	(37)	(994)
Transfer to other receivable	—	—	—	(101)

Balance at end of period	$133	$2,778	$133	$2,778

10. OTHER INTANGIBLE ASSETS

In April 2010, the Company recorded a core deposit intangible of $510,000 for the acquisition of Innovative Bank. The Company amortizes premiums on acquired deposits over the estimated useful life. The Company’s amortization expense for core deposit intangible was $15,000 and $30,000 for the three and six months ended June 30, 2011, respectively, resulting in a core deposit intangible net of amortization of $434,000 as of June 30, 2011. Estimated amortization expense for five succeeding fiscal years is as follows:

Year	Amount
(Dollars in thousands)
2011 (remaining 6 months)	$32
2012	62
2013	62
2014	62
2015	62
2016 and thereafter	154

Total	$434

11. OTHER BORROWED FUNDS

The Company borrows funds from the Federal Home Loan Bank of San Francisco (“FHLB”) and the Treasury, Tax, and Loan Investment Program. Other borrowed funds totaled $157.3 million and $188.7 million as of June 30, 2011 and December 31, 2010, respectively. Interest expense on other borrowed funds was $1.6 million and $3.2 million for the three and six months ended June 30, 2011, respectively, reflecting average interest rates of 4.13% and 3.73%, compared to $1.7 million and $3.3 million with average interest rates of 4.00% and 4.12%, respectively, for the same periods in 2010. The following table represents the composition of other borrowed funds as of dates indicated:

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
FHLB	$156,578	$167,213
US Treasury	721	963
Secured financing - SBA loan transfer	—	20,494

Total other borrowed funds	$157,299	$188,670

As of June 30, 2011, the Company had outstanding borrowings of $156.6 million from the FHLB with original maturity terms ranging from 4 years to 15 years. Advances of 10-year and 15-year terms are amortizing at predetermined schedules over the life of the advances. Of the $156.6 million outstanding, $145.0 million is composed of six fixed rate term advances, each with an option to be called by the FHLB after the original lockout dates varying from 6 months to 2 years. If market interest rates are higher than the advances’ stated rates at that time, the advances will be called by the FHLB and the Bank will be required to repay the FHLB. If market interest rates are lower after the lockout period, then the advances will not be called by the FHLB. If the fixed rate term advances are not called by the FHLB, they will mature at maturity dates ranging from 4 years to 10 years. The Company may repay the advances with a prepayment penalty at any time. If the advances are called by the FHLB, there is no prepayment penalty.

The Company has pledged, under a blanket lien, all qualifying commercial and residential loans as collateral under the borrowing agreement with the FHLB, with a total carrying value of $832.1 million as of June 30, 2011 as compared to $828.0 million as of December 31, 2010.

Subject to the right of the FHLB to require early repayment of the borrowings discussed above, FHLB advances outstanding, with an average interest rate of 4.40%, as of June 30, 2011, mature as follows:

Year	Amount
(Dollars in thousands)
2011 (remaining 6 months)	$30,389
2012	105,388
2013	157
2014	167
2015	176
2016 and thereafter	20,301

Total	$156,578

Borrowings obtained from the Treasury Tax and Loan Investment Program mature within a month from the transaction date. Under the program, the Company receives funds from the U.S. Treasury Department in the form of open-ended notes, up to a total of $2.2 million. The Company has pledged U.S. government agencies and/or mortgage-backed securities with a total carrying value of $1.3 million as of June 30, 2011, as collateral to participate in the program as compared to $1.5 million as of December 31, 2010. The total borrowed amount under the program, outstanding as of June 30, 2011 and December 31, 2010 was $721,000 and $963,000, respectively.

As of December 31, 2010, the Company had SBA loans transferred of $20.5 million which were accounted for as a secured financing pursuant to ASC 860, Transfers and Servicing. At that time, SBA loan transfers were subject to a 90-day recourse provision and, therefore, were not considered sold until the recourse period expired. However, during the first quarter of 2011, SBA removed the recourse provision from the standard transfer agreement. As such, all of the SBA loan transfers executed are qualified as sales, thus, are not accounted for as secured financing.

12. LONG-TERM SUBORDINATED DEBENTURES

Center Capital Trust I is a Delaware business trust formed by the Company for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. During the fourth quarter of 2003, Center Capital Trust I issued 18,000 Capital Trust Preferred Securities (“TP Securities”), with liquidation value of $1,000 per security, for gross proceeds of $18,000,000. The entire proceeds of the issuance were invested by Center Capital Trust I in $18,000,000 of Junior Long-term Subordinated Debentures (the “Subordinated Debentures”) issued by the Company, with identical maturity, repricing and payment terms as the TP Securities. The Subordinated Debentures represent the sole assets of Center Capital Trust I. The Subordinated Debentures mature on January 7, 2034, with interest based on 3-month LIBOR plus 2.85%, with repricing and payments due quarterly in arrears on January 7, April 7, July 7, and October 7 of each year commencing April 7, 2004. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Bank, on any January 7, April 7, July 7, and October 7 on or after April 7, 2009 at the Redemption Price. Redemption Price means 100% of the principal amount of Subordinated Debentures being redeemed plus accrued and unpaid interest on such Subordinated Debentures to the Redemption Date, or in case of redemption due to the occurrence of a Special Event, to the Special Redemption Date if such Redemption Date is on or after April 7, 2009. The TP Securities are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on January 7, 2034.

Holders of the TP Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at a current rate per annum of 3.13%. Interest rate defined as per annum rate of interest, resets quarterly, equal to LIBOR immediately preceding each interest payment date (January 7, April 7, July 7, and October 7 of each year) plus 2.85%.

The distributions on the TP Securities are treated as interest expense in the consolidated statements of operations. The Company has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The TP Securities issued in the offering were sold in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the TP Securities.

The FRB has adopted a final rule that allows the continued inclusion of trust-preferred securities in the Tier I capital of bank holding companies, provided that the aggregate amount of trust preferred securities and certain other capital elements cannot exceed 25% of Tier I capital elements. In addition, since the Company had less than $15 billion in assets as of December 31, 2009, under the Dodd-Frank Act, the Company will be able to include its existing TP Securities in Tier 1 capital to the extent permitted by FRB guidelines. As of June 30, 2011, trust preferred securities comprised 6.01% of the Company’s Tier I capital.

Center Capital Trust I is not reported on a consolidated basis in accordance with ASC 810, Consolidation. Therefore, the capital securities of $18,000,000 do not appear on the interim consolidated statements of financial condition. Instead, the long-term subordinated debentures of $18,557,000 payable by Center Financial to the Center Capital Trust I and the investment in the Center Capital Trust I’s common stock of $557,000 (included in other assets) are separately reported.

13. COMMITMENTS AND CONTINGENCIES

Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commercial letters of credit, standby letters of credit and performance bonds. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of the collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

Commercial letters of credit, standby letters of credit, and performance bonds are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

A summary of the notional amounts of the Company’s financial instruments relating to extension of credit with off-balance-sheet risk as of June 30, 2011 and December 31, 2010 is as follows:

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Loans	$216,431	$158,828
Standby letters of credit	15,829	27,931
Commercial letters of credit	29,010	30,341
Performance bonds	70	222

Liabilities for losses on outstanding commitments of $267,000 and $244,000, respectively, were reported separately in other liabilities as of June 30, 2011 and December 31, 2010.

Litigation

From time to time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by counsel as to the current status of these claims and proceedings, management does not believe that the aggregate potential liability resulting from such proceedings would have a material adverse effect on the Company’s financial condition or results of operations.

On May 2, 2011, a purported class action was filed in Los Angeles County Superior Court against the Company, the Company’s directors and Nara Bancorp alleging, among other things, that the directors breached their fiduciary duties in connection with their approval of the proposed merger with Nara Bancorp and that the Company breached its fiduciary duties in connection with the disclosures it made regarding the proposed merger. On July 29, 2011, the parties to the litigation agreed to settle all claims asserted in the action, subject to, among other things, the execution of a stipulation of settlement and court approval. As part of the settlement, Nara Bancorp and the Company agreed to make certain supplemental disclosures included in an amendment to the registration statement for the Nara Bancorp shares to be issued at the completion of the merger. In addition, defendants have agreed to pay up to $400,000 in plaintiff’s attorneys’ fees and expenses, if and to the extent approved by the court. Such payment would be due only if the merger is consummated and be payable by the combined company. If approved by the court, the settlement also would result in the release by the plaintiff and the proposed settlement class of all claims that were or could have been brought challenging any aspect of the merger agreement, the merger and any disclosures made in connection therewith (but excluding any properly perfected claims for statutory appraisal in connection with the merger, certain claims arising under the federal securities laws and any claims to enforce the settlement).

14. STOCK-BASED COMPENSATION

The Company has a Stock Incentive Plan which was adopted by the Board of Directors in April 2006, approved by the shareholders in May 2006, and amended by the Board in June 2007 (the “2006 Plan”). The 2006 Plan provides for the granting of incentive stock options to officers and employees, and non-qualified stock options and restricted stock awards to employees (including officers) and non-employee directors. The 2006 Plan replaced the Company’s former stock option plan (the “1996 Plan”) which expired in February 2006, and all options under the 1996 Plan which were outstanding on April 12, 2006 were transferred to and made part of the 2006 Plan. The option prices of all options granted under the 2006 Plan (including options transferred from the 1996 Plan) must be not less than 100% of the fair market value at the date of grant. Options granted generally vest at the rate of 20% per year. All options not exercised generally expire ten years after the date of grant. Vesting of restricted stock awards (“RSAs”) is discretionary with the Board of Directors or the Compensation Committee, but awards granted to date generally vest at the rate of 50% on the third anniversary of the grant date and 25% per year for the next two years. Certain RSAs were granted to a director in 2011 with immediate vesting as part of special compensation in connection with the proposed merger with Nara Bancorp. In addition, RSAs granted to our Chief Executive Officer will vest at earlier of the closing of the proposed merger with Nara Bancorp or December 31, 2011, provided that he remains employed with the Company until such date. RSAs granted to senior executive officers are also subject to restrictions on transfer even after vesting for as long as the Company has preferred stock outstanding to the U.S. Treasury Department pursuant to the TARP Capital Purchase Program.

The Company’s pre-tax stock-based compensation expense for employees and directors was $139,000 and $277,000 ($131,000 and $260,000 after tax effect of non-qualified stock options) for the three and six months ended June 30, 2011, respectively, as compared to $213,000 and $448,000 ($170,000 and $346,000 after tax effect of non-qualified stock options) for the same periods in 2010, respectively.

Stock Option Awards

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions including risk-free interest rate, expected life, expected volatility and expected dividend yield. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Beginning in 2006, the expected life (estimated period of time outstanding) of options granted with a 10-year term was determined using the average of the vesting period and term. Expected volatility was based on historical volatility for a period equal to the stock option’s expected life, ending on the day of grant, and calculated on a weekly basis. These assumptions are utilized in the calculation of the compensation expenses. The expenses are the result of previously granted stock options and restricted stocks and those awarded, if any, during the three and six months ended June 30, 2011 and 2010, respectively. No stock options were granted during the six months ended June 30, 2011 and 2010.

A summary of the Company’s stock option activity and related information for the three and six months ended June 30, 2011 and 2010 is set forth in the following table:

		Outstanding Options
	Shares Available For Grant	Number of Shares	Weighted Average Exercise Price
Three months ended June 30, 2011 and 2010
Balance at March 31, 2011	2,443,513	583,344	$16.01
Options granted	—	—	—
Options forfeited	—	—	—
Options exercised	—	—	—

Balance at June 30, 2011	2,443,513	583,344	16.01

Balance at March 31, 2010	2,269,612	757,245	$16.93
Options granted	—	—	—
Options forfeited	29,305	(29,305)	17.06
Options exercised	—	—	—

Balance at June 30, 2010	2,298,917	727,940	16.92

Six months ended June 30, 2011 and 2010
Balance at December 31, 2010	2,335,013	691,844	$16.95
Options granted	—	—	—
Options forfeited	108,500	(108,500)	22.04
Options exercised	—	—	—

Balance at June 30, 2011	2,443,513	583,344	16.01

Balance at December 31, 2009	2,266,612	760,245	$16.93
Options granted	—	—	—
Options forfeited	32,305	(32,305)	17.05
Options exercised	—	—	—

Balance at June 30, 2010	2,298,917	727,940	16.92

The stock options as of June 30, 2011 and 2010, respectively, have been segregated into three ranges for additional disclosure as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
$ 2.59 - $ 8.00	52,744	4.63	$5.02	40,411	3.66	$5.14
$ 8.01 - $ 20.00	449,600	5.44	16.05	397,700	5.36	16.08
$ 20.01 - $ 25.10	81,000	5.18	22.94	70,100	5.12	23.02

As of June 30, 2011	583,344	5.33	16.01	508,211	5.19	16.17

$ 2.59 - $ 8.00	52,745	5.63	$5.02	31,078	3.46	$5.26
$ 8.01 - $ 20.00	489,195	6.38	16.06	385,817	6.21	16.06
$ 20.01 - $ 25.10	186,000	6.33	22.56	159,300	6.35	22.51

As of June 30, 2010	727,940	6.32	16.92	576,195	6.10	17.26

The aggregate intrinsic value of options outstanding and options exercisable as of June 30, 2011 was $70,000 and $49,000 compared to $14,000 and $4,000 as of June 30, 2010, respectively. The aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $6.35 and $5.15 as of June 30, 2011 and 2010, respectively, and the exercise price multiplied by the number of options outstanding. No options were exercised during the three and six months ended June 30, 2011 and 2010. Total fair value of vested options was $3.1 million and $1.1 million as of June 30, 2011 and 2010, respectively. The number of options that were not vested as of June 30, 2011 and 2010 was 75,133 and 151,745, respectively.

As of June 30, 2011 and 2010, the Company had approximately $449,000 and $749,000 of unrecognized compensation costs related to unvested options, respectively, which are expected to be recognized over a weighted average period of 0.95 years and 2.05 years, respectively.

Restricted Stock Awards

Restricted stock activity under the 2006 Plan as of and changes during the three and six months ended June 30, 2011 and 2010 are as follows:

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Number of Shares	Weighted-Average Grant-Date Fair Value per Share	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Restricted Stock:
Nonvested, beginning of period	55,362	$6.19	76,809	$5.77
Granted	5,000	7.46	28,079	7.61
Vested	(6,813)	9.33	(22,088)	8.26
Cancelled and forfeited	(1,200)	4.79	(30,451)	5.42

Nonvested, at end of period	52,349	5.91	52,349	5.91

	Three Months Ended June 30, 2010		Six Months Ended June 30, 2010
	Number of Shares	Weighted-Average Grant-Date Fair Value per Share	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Restricted Stock:
Nonvested, beginning of period	60,809	$6.47	10,050	$13.59
Granted	—	—	50,909	5.07
Vested	(2,950)	17.00	(2,950)	17.00
Cancelled and forfeited	(550)	17.00	(700)	15.21

Nonvested, at end of period	57,309	5.83	57,309	5.83

The Company recorded compensation cost of $39,000 and $78,000, respectively, related to the restricted stock granted under the 2006 Plan for the three and six months ended June 30, 2011 as compared to $26,000 and $43,000, respectively, for the same periods in 2010. As of June 30, 2011 and 2010, the Company had approximately $309,000 and $275,000 of unrecognized compensation costs related to unvested restricted stock, respectively. The costs are expected to be recognized over a weighted-average period of 3.01 years and 2.20 years as of June 30, 2011 and 2010, respectively.

15. COMMON AND PREFERRED STOCK CASH DIVIDENDS

In March, 2009, the Company’s board of directors suspended its quarterly cash dividends on the Company’s common stock based on adverse economic conditions and the Company’s then recent losses. The board of directors determined that this is a prudent, safe and sound practice to preserve capital, and does not expect to resume the payment of cash dividends in the foreseeable future. Unless the preferred stock issued to the Treasury Department in the TARP Capital Purchase Program has been redeemed, the Company will not be permitted to resume paying cash dividends without the consent of the Treasury Department until December 2011. In addition, the Bank and the Company have each entered into informal regulatory agreements with the respective regulatory agency or agencies, pursuant to which both the Bank and the Company must obtain prior regulatory approval to pay dividends.

The Company paid a preferred stock dividend of $688,000 on May 15, 2011 and accrued for the preferred stock dividends of $344,000 as of June 30, 2011 which will be included in the next payment scheduled on August 15, 2011.

16. PREFERRED STOCK AND COMMON STOCK WARRANTS

The Company entered into Securities Purchase Agreements with a limited number of institutional and other accredited investors, including insiders, to sell a total of 73,500 shares of mandatorily convertible non-cumulative non-voting perpetual preferred stock, series B, without par value (the “Series B Preferred Stock”) at a price of $1,000 per share, for an aggregate gross purchase price of $73.5 million. This private placement closed on December 31, 2009, and the Company issued an aggregate of 73,500 shares of Series B Preferred Stock upon its receipt of consideration in cash. The Series B Preferred Stock converted into 19,599,981 million shares of common stock effective March 29, 2010, following shareholder approval of such conversion. The conversion ratio was equal to the quotient obtained by dividing the $1,000 per share purchase price by the conversion price of $3.75. The shares issued in this private placement were registered on a Form S-3 Registration Statement, as amended, which became effective April 8, 2010, thus removing the restrictions on resale.

The conversion price of $3.75 per share was less than the fair value of $5.23 per share of our common stock on December 29, 2009, the commitment date for the issuance of the Series B Preferred Stock. The Series B Preferred Stock was thus issued with a beneficial conversion feature with an intrinsic value of $1.48 per share or at a discount of $29.0 million. On the effective date of the conversion, the unamortized discount due to the beneficial conversion feature was immediately recognized as a dividend and accounted for as a charge to retained earnings and a reduction of net income available to common shareholders in the earnings per share computation. As this accounting treatment was a mere reclassification within shareholders’ equity, it did not affect shareholders’ equity.

The Company also issued 3,360,000 shares of common stock in a private placement which closed on November 30, 2009 (the “November Private Placement”), at a price per share of $3.71 to non-affiliated investors and $4.69 to certain directors and employees of the Company. The difference in the purchase price was necessary to comply with NASDAQ Listing Rule 5635(c). The Company obtained shareholder approval of the November Private Placement at a special meeting held on March 24, 2010 so that all investors in the November Private Placement could be treated equally. Following receipt of shareholder approval, 85,045 additional shares were issued for no additional consideration to the directors and employees who invested in the November Private Placement, in order to effectuate this result. The shares issued in the November Private Placement were also registered on a Form S-3 Registration Statement which became effective April 8, 2010, thus removing the restrictions on resale.

The Company entered into a purchase agreement with the U.S. Treasury Department on December 12, 2008, pursuant to which the Company issued and sold 55,000 shares of the Company’s fixed-rate cumulative perpetual preferred stock for a total purchase price of $55.0 million, and a 10-year warrant to purchase 864,780 shares of the Company’s common stock at an exercise price of $9.54 per share. The number of shares underlying the Warrant was reduced to 432,390 effective December 31, 2009 as a result of the fourth quarter capital raises described above. The Company will pay the U.S. Treasury Department a five percent dividend annually for each of the first five years of the investment and a nine percent dividend thereafter until the shares are redeemed. The cumulative dividend for the preferred stock is accrued for and payable on February 15, May 15, August 15 and November 15 of each year.

The Company allocated total proceeds of $55.0 million, based on the relative fair value of preferred stock and common stock warrants, to preferred stock for $52.9 million and common stock warrants for $2.1 million, respectively, on December 12, 2008. The preferred stock discount is being accreted, on an effective yield method, to preferred stock over 10 years.

17. EARNINGS (LOSS) PER COMMON SHARE

Common stock outstanding as of June 30, 2011 totaled 39,913,660 shares. The following table sets forth the Company’s earnings (loss) per common share calculation for the three and six months ended June 30, 2011 and 2010, respectively:

	Three Months Ended June 30,
	2011			2010
	(Dollars in thousands, except earnings per share)
	Net Income	Average Number of Shares	Per Share Amounts	Net Income	Average Number of Shares	Per Share Amounts
Basic earnings per share
Net income	$4,895	39,869	$0.12	$7,502	39,895	$0.19
Less : preferred stock dividends and accretion of preferred stock discount	(754)	—	(0.02)	(746)	—	(0.02)

Income available to common shareholders	4,141	39,869	0.10	6,756	39,895	0.17
Effect of dilutive securities:
Stock options and restricted stock awards	—	67	—	—	13	—

Diluted earnings per share
Income available to common shareholders	$4,141	39,936	$0.10	$6,756	39,908	$0.17

	Six Months Ended June 30,
	2011			2010
	(Dollars in thousands, except earnings per share)
	Net Income	Average Number of Shares	Per Share Amounts	Net Income (Loss)	Average Number of Shares	Per Share Amounts
Basic earnings (loss) per share
Net income	$9,780	39,861	$0.25	$10,269	30,642	$0.34
Less : preferred stock dividends and accretion of preferred stock discount	(1,504)	—	(0.04)	(30,498)	—	(1.00)

Income (loss) available to common shareholders	8,276	39,861	0.21	(20,229)	30,642	(0.66)
Effect of dilutive securities:
Stock options and restricted stock awards	—	69	—	—	—	—

Diluted earnings (loss) per share
Income (loss) available to common shareholders	$8,276	39,930	$0.21	$(20,229)	30,642	$(0.66)

The number of common shares underlying stock options which were outstanding but not included in the calculation of diluted earnings (loss) per share because they would have had an anti-dilutive effect amounted to approximately 0 and 8,568 shares for the three and six months ended June 30, 2011, respectively, as compared to 689,000 and 714,000 for the same periods in 2010, respectively.

18. INCOME TAXES

The income tax provision amounted to $285,000 and $790,000 for the three and six months ended June 30, 2011 representing effective tax rates of 5.5% and 7.5%, respectively, as compared to $3.8 million and $5.2 million with effective tax rates of 33.4% and 33.8%, respectively, for the same periods in 2010. The primary reasons for the difference from the federal statutory tax rate of 35% are the reduction in the valuation allowance for deferred taxes, the inclusion of state taxes and reductions related to tax favored investments in low-income housing, dividend exclusions, treatment of share-based payments amortization, an increase in cash surrender value of bank owned life insurance, California enterprise zone interest deductions and hiring credits, and nondeductible merger costs. The Company reduced taxes utilizing the tax credits from investments in the low-income housing projects in the amount of $706,000 for the six months ended June 30, 2011, respectively, as compared to $755,000 for the same period in 2010.

Deferred income tax assets or liabilities reflect the estimated future tax effects attributable to differences as to when certain items of income or expense are reported in the financial statements versus when they are reported in the tax returns. The Company’s net deferred tax assets were $13.9 million, net of a valuation allowance of $7.4 million as of June 30, 2011, and $14.4 million, net of a valuation allowance of $10.7 million as of December 31, 2010, respectively. The reduction in the valuation allowance reduced income tax expense by $1.5 million and $3.0 million for the three and six months ended June 30, 2011. The reduction in 2011 is primarily due to the pre-tax profit generated for the six months ended June 30, 2011, which increased the cumulative taxable income available for carry-back for federal income tax purpose. As of June 30, 2011, the Company’s deferred tax assets were primarily due to the allowance for loan losses which was partially offset by a bargain purchase gain.

In assessing the future realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income, and tax-planning strategies in making this assessment.

The Internal Revenue Service (the “IRS”) and the Franchise Tax Board (the “FTB”) have examined the Company’s consolidated federal income tax returns for tax years up to and including 2007. As of June 30, 2011, the Company was under examination by the FTB for the 2005-2007 tax years and there is no open examination by the IRS. The Company does not anticipate any other material changes as a result of the FTB examination. In addition, the Company does not have any unrecognized tax benefits subject to significant increase or decrease as a result of uncertainty.

19. FAIR VALUE MEASUREMENTS

Fair Values of Financial Instruments

The Company, using available market information and appropriate valuation methodologies available to management as of June 30, 2011 and December 31, 2010, has determined the estimated fair value of financial instruments. However, considerable judgment is required to interpret market data in order to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Furthermore, fair values do not reflect any premium or discount that may result from offering the instruments for sale. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected.

The estimated fair values and related carrying amounts of the Company’s financial instruments as of June 30, 2011 and December 31, 2010 are as follows:

	June 30, 2011		December 31, 2010
	Carrying or Contract Amount	Estimated Fair Value	Carrying or Contract Amount	Estimated Fair Value
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$332,428	$332,428	$258,920	$258,920
Investment securities available for sale	305,058	305,058	289,551	289,551
Non-covered loans held for sale, at the lower of cost or fair value	58,776	59,364	60,234	61,162
Federal Home Loan Bank and other equity stock	13,810	13,810	15,019	15,019
Non-covered loans, net	1,345,740	1,338,579	1,415,646	1,522,475
Covered loans, net	101,597	101,597	116,283	116,283
FDIC loss share receivable	21,964	21,964	23,991	23,991
Customers’ liability on acceptances	2,748	2,748	2,287	2,287
Accrued interest receivable	5,096	5,096	5,509	5,509
Income tax receivable	13,216	13,216	14,277	14,277
Liabilities:
Deposits	1,791,981	1,750,767	1,770,994	1,727,320
Other borrowed funds	157,299	164,207	188,670	197,781
Acceptances outstanding	2,748	2,748	2,287	2,287
Accrued interest payable	4,660	4,660	5,113	5,113
Long-term subordinated debentures	18,557	14,503	18,557	14,452
Accrued expenses and other liabilities	8,043	8,043	10,646	10,646
Off-balance sheet items:
Commitments to extend credit	216,431	277	158,828	204
Standby letter of credit	15,829	237	27,931	418
Commercial letters of credit	29,010	109	30,341	114
Performance bonds	70	1	222	3

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate as follows:

Cash and Cash Equivalents—The carrying amounts approximate fair value due to the short-term nature of these instruments.

Securities—The fair value of securities is generally determined by quoted market prices and the valuation techniques available under the market approach, income approach and/or cost approach are used. The Company’s evaluations are based on market data and combinations of these approaches for its valuation methods are used depending on the asset class.

Non-covered Loans—Fair values are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate loans are based on discounted cash flows utilizing applicable risk-adjusted spreads relative to the current pricing of similar fixed rate loans, as well as anticipated repayment schedules. The fair value of adjustable rate loans is based on the estimated discounted cash flows utilizing the discount rates that approximate the pricing of loans collateralized by similar properties or assets. The estimated fair value is net of allowance for loan losses, deferred loan fees, and deferred gain on SBA loans.

Covered Loans—Covered loans are measured at estimated fair value on the date of acquisition. Carrying value is calculated as the present value of expected cash flows and approximates fair value.

Federal Home Loan Bank and Pacific Coast Bankers Bank stock—The carrying amounts approximate fair value, as the stocks may be sold back to the Federal Home Loan Bank and other bank at carrying value.

FDIC Loss Share Receivable— The fair value of FDIC loss share receivable is based on the discounted value of expected future cash flows under the loss sharing agreement with the FDIC.

Accrued Interest Receivable and Accrued Interest Payable—The carrying amounts approximate fair value due to the short-term nature of these assets and liabilities.

Customer’s Liability on Acceptances and Acceptances Outstanding—The carrying amounts approximate fair value due to the short-term nature of these assets.

Deposits—The fair value of nonmaturity deposits is the amount payable on demand at the reporting date. Nonmaturity deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market accounts. Discounted cash flows have been used to value term deposits such as certificates of deposit. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Other Borrowed Funds—These funds mostly consist of FHLB advances. The fair values of FHLB advances are estimated based on the discounted value of contractual cash flows, using rates currently offered by the Federal Home Loan Bank of San Francisco for fixed-rate credit advances with similar remaining maturities.

Long-term Subordinated Debentures—The fair value of long-term subordinated debentures are estimated by discounting the cash flows through maturity based on prevailing rates offered on the 30-year Treasury bonds.

Loan Commitments, Letters of Credit, and Performance Bond—The fair value of loan commitments, standby letters of credit, commercial letters of credit and performance bonds is estimated using the fees currently charged to enter into similar agreements.

Fair Value Measurement – Three Levels

Fair value is measured in accordance with a three-level valuation hierarchy for disclosure of fair value measurement. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follow:

• Level 1 –	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2 –	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3 –	inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Assets

Securities Available for Sale

U.S. Treasury—The Company measures fair value of these securities by using quoted market prices, a level 1 measurement.

U.S. Governmental agencies securities and U.S. Governmental sponsored enterprise securities—The Company measures fair value of these securities by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

U.S. Governmental agencies securities and U.S. Governmental sponsored enterprise mortgage-backed securities—The Company measures fair value of these securities by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

Mutual funds backed by adjustable rate mortgages—The Company measures fair value of residential mortgage-backed securities by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

Fixed rate collateralized mortgage obligations—The Company measures fair value of collateralized mortgage obligations by using quoted market prices for similar securities or dealer quotes, a level 2 measurement.

Corporate trust preferred security—The Company owns one collateralized debt obligation (“CDO”) security that is backed by trust preferred securities (“TRUPS”) issued by banks and thrifts. The Company measures the fair value of the CDO TRUPS security by using a Level 3 fair value measurement.

Non-covered SBA loans held for sale- Loans held for sale are measured at the lower of cost or fair value. As of June 30, 20111 and December 31, 2010, the Company had $58.8 million and $46.4 million of SBA loans held for sale, respectively. Management obtains quotes, bids or pricing indication sheets on all or part of these loans directly from the purchasing financial institutions. Premiums received or to be received on the quotes, bids or pricing indication sheets are indicative of the fact that cost is lower than fair value. As of June 30, 2011 and December 31, 2010, the entire balance of loans held for sale was recorded at its cost. The Company records non-covered SBA loans held for sale on a nonrecurring basis with Level 2 inputs.

Non-covered nonperforming loans held for sale- The Company reclassifies certain nonperforming loans when the decision to sell those loans is made. The fair value of nonperforming loans held for sale is generally based upon the quotes, bids or sales contract price which approximate the fair value. Nonperforming loans held for sale are recorded at estimated fair value less anticipated liquidation cost. As of June 30, 2011 and December 31, 2010, the Company had $0 and $13.8 million of nonperforming loans held for sale, respectively. The Company measures nonperforming loans held for sale at fair value on a nonrecurring basis with Level 3 inputs.

Non-covered impaired loans- A loan is considered impaired when it is probable that all of the principal and interest due may not be collected according to the original underwriting terms of the loan. Impaired loans are measured at the lower of its carrying value or at an observable market price if available or at the fair value of the loan’s collateral if the loan is collateral dependent. Fair value of the loan’s collateral when the loan is dependent on collateral, is determined by appraisals or independent valuation, which is then adjusted for the cost associated with liquidating the collateral. The Company measures impaired loans at fair value on a nonrecurring basis with Level 3 inputs.

Non-covered Other Real Estate Owned (OREO)- Non-covered OREO is transferred at fair value and is carried at the lower of its carrying value or its fair value less anticipated disposal cost. Fair value of the non-covered OREO is determined by appraisals or independent valuation, which is then adjusted for the cost associated with liquidating the property. The Company measures non-covered OREO at fair value on a nonrecurring basis with Level 3 inputs.

Covered OREO- Covered OREO was initially recorded at its estimated fair value on the acquisition date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value will be charged to non-interest expense, and will be offset, in part, by non-interest income representing the corresponding increase to the FDIC loss share receivable. Any recoveries of previous valuation adjustments will be credited to non-interest expense with a corresponding charge to non-interest income for the portion of the recovery that is due to the FDIC. The Company measures covered OREO at fair value on a nonrecurring basis with Level 3 inputs.

Assets measured at fair value on a recurring basis by class as of June 30, 2011 and December 31, 2010 are as follows:

Assets measured at fair value on a recurring basis		Fair Value Measurements at Reporting Date Using
	Total as of 6/30/2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
U.S. Treasury	$300	$300	$—	$—
U.S. Governmental agencies securities and U.S.
Government sponsored enterprise securities	38,059	—	38,059	—
U.S. Governmental agencies and U.S. Government sponsored and enterprise mortgage-backed securities	167,986	—	167,986	—
Corporate trust preferred security	756	—	—	756
Mutual Funds backed by adjustable rate mortgages	5,125	—	5,125	—
Collateralized mortgage obligations	92,832	—	92,832	—

Total available-for-sale securities	$305,058	$300	$304,002	$756

	Total as of 12/31/2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Available-for-sale securities:
U.S. Treasury	$300	$300	$—	$—
U.S. Governmental agencies and U.S. Government sponsored enterprise securities	58,607		58,607	—
U.S. Governmental agencies and U.S. Government sponsored and enterprise mortgage-backed securities	157,099	—	157,099	—
Corporate trust preferred security	759	—	—	759
Mutual Funds backed by adjustable rate mortgages	5,073	—	5,073	—
Collateralized mortgage obligations	67,713	—	67,713	—

Total available-for-sale securities	$289,551	$300	$288,492	$759

The following table presents the Company’s reconciliation and statement of operations classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2011 and 2010, respectively.

	Three months ended June 30,
	2011	2010
	(Dollars in thousands)
Balance, beginning of period	$752	$2,212
Purchases, Issuances and Settlements	—	—
Gain (Loss) in Earnings (Expenses)	—	—
Gain (Loss) in Other Comprehensive Income	4	(422)
Transfer in/out of Level 3	—	—

Balance, end of period	$756	$1,790

	Six months ended June 30,
	2011	2010
	(Dollars in thousands)
Balance, beginning of period	$759	$2,404
Purchases, Issuances and Settlements	—	—
Gain (Loss) in Earnings (Expenses)	—	—
Gain (Loss) in Other Comprehensive Income	(3)	(614)
Transfer in/out of Level 3	—	—

Balance, end of period	$756	$1,790

The Company transfers its assets and liabilities measured at fair value to a different hierarchy when the valuation techniques and inputs used to develop fair value measurements change. Such transfers are recognized at the end of each quarterly period.

The following table presents the aggregate balance of assets measured at estimated fair value on a nonrecurring basis as of June 30, 2011 and 2010 and the total losses resulting from these fair value adjustments for the six months ended June 30, 2011 and 2010:

	As of June 30, 2011
	Level 1	Level 2	Level 3	Total	Total Losses
	(Dollars in thousands)
Non-covered SBA loans held for sale	$—	$705	$—	$705	$80
Non-covered nonperforming loans held for sale	—	—	—	—	—
Non-covered impaired loans	—	—	63,169	63,169	11,258
Non-covered OREO	—	—	133	133	96

Total	$—	$705	$63,302	$64,007	$11,434

	As of June 30, 2010
	Level 1	Level 2	Level 3	Total	Total Losses
	(Dollars in thousands)
Non-covered SBA loans held for sale	$—	$23	$—	$23	$4
Non-covered nonperforming loans held for sale	—	—	—	—	—
Non-covered impaired loans	—	—	50,655	50,655	11,241
Non-covered OREO	—	—	2,723	2,723	215

Total	$—	$23	$53,378	$53,401	$11,460

Liabilities

The Company did not identify any liabilities that are required to be presented at fair value.